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                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made as of June 3, 1999 (the "Effective Date") by and between Island Pacific Systems Corporation, a California corporation (the "Company"), and Mark T. Wulff ("Executive"), with reference to the following facts:

         A. Executive is experienced in managing the business conducted by the Company.

         B. Island Pacific has been acquired by SVI Holdings, Inc., a Nevada corporation ("SVI"), pursuant to the Stock Purchase Agreement dated as of June 1, 1999 among SVI, the Company, Paul Mickelsen, an individual, The Michelsen Family Trust, Todd Hammett, an individual, Philip J. Friesen, an individual, Clayton Harless, an individual, and Executive (the "Stock Purchase Agreement").

         C. Under the Stock Purchase Agreement Executive sold to SVI, the holding company of the Company, all of Executive's shares in the Company.

         D. The Company desires to employ Executive to perform the duties and responsibilities described herein on the terms and conditions hereinafter set forth.

         1. EMPLOYMENT. The Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions hereinafter set forth.

         2. DUTIES. Subject to the terms and provisions of this Agreement, Executive hereby is employed by the Company as the Chief Executive Officer of the Company. Executive's duties shall consist of such duties as customarily are associated with service as the Chief Executive Officer of a corporate business, and shall have full responsibility and authority, along with the President, for managing the day-to-day operations of the Company and implementing such policies as the Board of Directors of the Company may from time to time promulgate. Executive shall report directly to the Chairman of the Board of Directors of the Company or his designee.

         3. SCOPE OF SERVICES. Executive shall devote substantially all of his business time, attention, energies, skills, learning and efforts to the Company's business.

         4. TERM OF EMPLOYMENT AND VOLUNTARY TERMINATION. Subject to prior termination of this Agreement as hereinafter provided, the term of this Agreement shall commence on the Effective Date and shall continue for three years thereafter, unless earlier terminated as provided in this Agreement.

         5. COMPENSATION.

                  5.1. Executive's annual compensation ("Base Compensation") under this Agreement prorated for any partial year, shall be $300,000 per year, commencing June 1, 1999. The Base Compensation shall be payable semi-monthly in arrears from the Effective Date in accordance with the ordinary payroll procedures of the Company. Any increases in Base Compensation shall be in the sole and absolute discretion of the Company.

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         6. OTHER RIGHTS AND BENEFITS. Executive shall also be entitled to receive all other rights and benefits, including health insurance, vacations, sick pay and retirement plan participation, as are made available to other senior executives of the Company and its affiliates.

         7. TERMINATION. The employment of Executive may be terminated as follows:

                  7.1. TERMINATION BY MUTUAL AGREEMENT. The Company and Executive may mutually agree in writing to terminate Executive's employment.

                  7.2. TERMINATION FOR DEATH. Executive's employment shall terminate immediately upon Executive's death.

                  7.3. TERMINATION UPON DISABILITY. Executive's employment shall terminate if Executive should become totally and permanently disabled. For purposes of this Agreement, Executive shall be considered "totally and permanently disabled" if Executive is treated as permanently "disabled" under any permanent disability insurance policy maintained by the Company and is entitled to full benefits payable under such policy upon a total and permanent disability. In the event any such policy is either not in force or the benefits are not available under such policy, then "total and permanent disability" shall mean the inability of Executive, as a result of substance abuse, any mental, nervous or psychiatric disorder, or physical condition, injury or illness to perform substantially all of his duties on a full-time basis currently for a period of six (6) consecutive months, as determined by a licensed physician selected by the Board of Directors of the Company.

                  7.4. TERMINATION BY THE COMPANY OR EXECUTIVE. Executive or the Company may terminate this Agreement at will, for any reason, or for no reason at all, upon six (6) months prior written notice.

                  7.5. TERMINATION BY EMPLOYEE FOR "CAUSE". The Company may terminate this Agreement for "Cause" upon three days written notice so long as the Company has given Executive written notice describing the Cause and Executive has not cured such Cause within a reasonable time, but no less than fourteen (14) days. For purposes of this Agreement, "Cause" shall mean the existence or occurrence of any of the following:

                           7.5.1. Executive's conviction of a felony involving
the Company or moral turpitude.

                           7.5.2. Executive's commission of theft, embezzlement
or fraud.

                           7.5.3. Executive's willful violation of a reasonable
the Company policy previously made known to him or a reasonable directive of the Board of Directors of the Company.

                           7.5.4. Executive's breach of his obligations set
forth in Sections 9, 10, 11 and 12 below.

                           7.5.5. Any neglect or breach of duty by Executive
under this Agreement, or any failure by Executive to perform under this Agreement which remains a breach for fourteen days after receipt of written notice describing such breach.

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                           7.5.6. If Executive breaches any material term of the
Stock Purchase Agreement and remains in breach for 14 days after receipt of written notice describing such breach.

         8. REPRESENTATIONS AND WARRANTIES. Executive hereby represents and warrants that as of the date of execution of this Agreement: (i) this Agreement will not cause or require Executive to breach any obligation to, or agreement or confidence with, any other person; (ii) Executive is not representing, or otherwise affiliated in any capacity with, any other lines of products, manufacturers, vendors or customers of the Company; and (iii) Executive has not been induced to enter into this Agreement by any promise or representation other than as expressly set forth in this Agreement.

         9. CONFIDENTIALITY. Executive hereby acknowledges that the Company has made (or may make) available to Executive certain customer lists, product design information, performance standards and other confidential and/or proprietary information of the Company or licensed to the Company, including without limitation trade secrets, copyrighted materials and/or financial information of the Company (or any of its Affiliates, as defined in Section 11.5 below), including without limitation, financial statements, reports and data (collectively, the "Confidential Material"). Except as essential to Executive's obligations under this Agreement, neither Executive nor any agent, employee, officer, or independent contractor of or retained by Executive shall make any disclosure of this Agreement, the terms of this Agreement, or any of the Confidential Material. Except as essential to Executive's obligations under this Agreement, neither employee nor any agent, employee, officer, or independent contractor of or retained by Executive shall make any duplication or other copy of any of the Confidential Material. Immediately upon request from the Company, Executive shall return to the Company all Confidential Material. Executive shall notify each person to whom any disclosure is made that such disclosure is made in confidence, that the Confidential Material shall be kept in confidence by such person, and that such person shall be bound by the provisions of this Section. Nothing contained in this section 9 shall be construed as preventing Executive from providing Confidential Material in compliance with a valid court order issued by court of competent jurisdiction, providing Executive takes reasonable steps to prevent dissemination of such Confidential Material.

         10. PROPRIETARY INFORMATION. For purposes of this Agreement, "Proprietary Information" shall mean any information, observation, data, written material, record, document, computer program, software, firmware, invention, discovery, improvement, development, tool, machine, apparatus, appliance, design, promotional idea, customer list, practice, process, formula, method, technique, trade secret, product and/or research related to the actual or anticipated research, marketing strategies, pricing information, business records, development, products, organization, business or finances of the Company. Proprietary Information shall not include information in the public domain as of execution of this Agreement except through any act or omission of Employee. All right, title and interest of every kind and nature whatsoever in and to the Proprietary Information made, discussed, developed, secured, obtained or learned by Executive during the term of this Agreement, or the 60-day period immediately following termination of this Agreement, shall be the sole and exclusive property of the Company for any purposes or uses whatsoever, and shall be disclosed promptly by Executive to the Company. The covenants set forth in the preceding sentence shall apply regardless of whether any Proprietary Information is made, discovered, developed, secured, obtained or learned (a) solely or jointly with others, (b) during the usual hours of work or otherwise,
(c) at the request and upon the suggestion of the Company or otherwise, or (d) with the Company's materials, tools, instruments or on the Company's premises or otherwise. All Proprietary Information developed, created, invented, devised, conceived or discovered by Executive that are subject to copyright protection are explicitly considered by Executive and the Company to be works made for hire

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to the extent permitted by law. Executive hereby assigns to the Company all of
Executive's right, title and interest in and to the Proprietary Information. Executive hereby forever fully releases and discharges the Company, any Affiliates of the Company and their respective officers, directors and employees, from and against any and all claims, demands, damages, liabilities, costs and expenses of Executive arising out of, or relating to, any Proprietary Information. Executive shall execute any documents and take any action the Company may deem necessary or appropriate to effectuate the provisions of this Agreement, including without limitation assisting the Company in obtaining and/or maintaining patents, copyrights or similar rights to any Proprietary Information assigned to the Company, if the Company, in its sole discretion, requests such assistance. Executive shall comply with any reasonable rules established from time to time by the Company for the protection of the confidentiality of any Proprietary Information. Executive irrevocably appoints the Chairman of the Company's Holding Company to act as Executive's agent and attorney-in-fact to perform all acts necessary to obtain and/or maintain patents, copyrights and similar rights to any Proprietary Information assigned by Executive to the Company under this Agreement if (a) Executive refuses to perform those acts, or (b) is unavailable, within the meaning of any applicable laws. Executive acknowledges that the grant of the foregoing power of attorney is coupled with an interest and shall survive the death or disability of Executive. Executive shall promptly disclose to the Company, in confidence (a) all Proprietary Information that Executive creates during the term of this Agreement, and (b) all patent applications filed by Executive within one year after termination of this Agreement. Any application for a patent, copyright registration or similar right filed by Executive within one year after termination of this Agreement shall be presumed to relate to Proprietary Information created by Executive during the term of this Agreement, unless Executive can prove otherwise. Nothing contained in this Agreement shall be construed to preclude the Company from exercising all of its rights and privileges as sole and exclusive owner of all of the Proprietary Information owned by or assigned to the Company under this Agreement. The Company, in exercising such rights and privileges with respect to any particular item of Proprietary Information, may decide not to file any patent application or any copyright registration on such Proprietary Information, may decide to maintain such Proprietary Information as secret and confidential, or may decide to abandon such Proprietary Information or dedicate it to the public. Executive shall have no authority to exercise any rights or privileges with respect to the Proprietary Information owned by or assigned to the Company under this Agreement. This Agreement does not apply to any Proprietary Information that qualifies fully under the provisions of California Labor Code Section 2870 or any similar or successor statute.

         11. COVENANT NOT TO COMPETE AND NONCOMPETITION. Executive acknowledges that this Agreement is being entered in connection with the acquisition by the Company of all of Executive's shares in the Company. To the extent permitted by applicable law, during the period of time set forth in Section 11.5 below:

                  11.1. Executive shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, or render services or advice to, any business whose products or activities compete in whole or in part with the products or business of the Company anywhere in the United States, which business consists of the business that the Company conducts as of the date of this Agreement ("the Company's Business"). This paragraph 11.1 shall not apply if: (a) the Company terminates this Agreement without Cause or (b) the Company transfers Executive out of Orange County, California and Executive terminates this Agreement as a result of such transfer.


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                  11.2. Executive shall not undertake any employment or activity competitive with the Company's Business, including without limitation the inducement or solicitation of the Company's customers, if the duties or work of, in connection with or related to such competitive employment or activity would or might cause Executive to reveal or use any Confidential Material or Proprietary Information. The restriction set forth in this Section 11 shall not be limited to a particular geographical area.

                  11.3. Executive shall not, directly or indirectly, either for himself or any other person, (i) induce or attempt to induce any employee of the Company or any Affiliate (as defined below) to leave the employ of such the Company, (ii) in any way interfere with the relationship between the Company or any Affiliate and any employee of such the Company, (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company or any Affiliate, or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or any Affiliate to cease doing business with such company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of such the Company.

                  11.4. Executive shall not, directly or indirectly, either for himself or any other person, solicit the business of any person known to Executive to be a customer of the Company or any Affiliate, whether or not Executive had business or personal contact with such person, unless Executive's solicitation of such person is done in connection with a business that is not competitive with that of the Company or any Affiliate.

                  11.5. The duration of the covenants set forth in this Section 11 shall be the entire term of Executive's employment with the Company plus a period of three years after the termination of such employment. Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. Notwithstanding such restriction, Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

                  In the event of a breach by Executive of any covenant set forth in this Section 11, the term of such covenant will be extended by the period of the duration of such breach, provided, however, that such extension shall be limited to three years. In addition to the Company's right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section, Executive agrees that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach. If a court of competent jurisdiction holds that the obligations of Executive pursuant to this Section 11 are unenforceable due to the duration, geographical areas or scope of this covenant, then such duration, geographical area or scope of this covenant shall be reduced to the least degree necessary to render this covenant enforceable. For purposes of this Agreement, "Affiliate" shall mean any partner, employee, director, shareholder, officer of the Company or any person or entity controlled by, controlling, or under common control with, directly or indirectly, the Company, and its successor in title and interest.

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         12. BUSINESS OPPORTUNITIES. During the term of this Agreement, if
Executive (or any agent, employee, officer or independent contractor of or retained by Executive) becomes aware of, or develops, creates, invests, devises, conceives or discovered, any project, investment, venture, business or other opportunity (any of the preceding, an "Opportunity") that is similar to, competitive with, related to or in the same field as the Company or any Affiliate, or any project, investment, venture, or business of the Company or any Affiliate, then Executive shall so notify the Company immediately in writing of such Opportunity and shall use Executive's good-faith efforts to cause the Company to have the opportunity to invest in, participate in or otherwise become affiliated with such Opportunity.

         13. SECTION HEADINGS. The section headings or captions in this Agreement are for convenience of reference only and do not form a part hereof, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

         14. SURVIVAL. The obligations and rights imposed upon the parties hereto by the provisions of this Agreement which relate to acts or events subsequent to the termination of this Agreement shall survive the termination of this Agreement and shall remain fully effective thereafter.

         15. VENUE AND JURISDICTION. For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of San Diego, California.

         16. ARBITRATION.

                  16.1. Any claim, dispute or other controversy (a "Controversy") relating to this Agreement shall be settled and resolved by binding arbitration in San Diego County, California, before the American Arbitration Association ("AAA"). The arbitration shall be conducted in accordance with AAA's rules and procedures, except as expressly modified by this Section. The Parties to this Agreement (the "Parties") shall be entitled to full discovery regarding the Controversy as permitted by the California Code of Civil Procedure. The arbitrator's decision on the Controversy shall be a final and binding determination of the Controversy and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the Parties. The arbitrator shall also award the prevailing Party any attorneys' fees and expenses the prevailing Party incurs in connection with the arbitration, and the other Party shall pay the arbitrator's fees and expenses. The arbitrator shall determine who is the prevailing Party. Each Party submits to the exclusive jurisdiction of the courts located in San Diego County, California, for purposes of Section 16.2 below compelling arbitration or giving legal confirmation of any arbitration award. Each Party also agrees to accept service of process for all arbitration proceedings in accordance with AAA's rules.

                  16.2. The obligation to arbitrate shall not be binding upon either party with respect to requests for temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute between the parties.

                  16.3. The provisions of this Section shall be construed as independent of any other covenant or provision of this Agreement; provided that if a court of competent jurisdiction determines that any such provisions are unlawful in any way, such court shall modify or interpret such provisions to the minimum extent necessary to have them comply with the law.

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                  16.4. This arbitration provision shall be deemed to be
self-executing and shall remain in full force and effect after expiration or termination of this Agreement. In the event either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise notwithstanding said failure to appear.

         17. SEVERABILITY. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided, that any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of illegality or unenforceability is made.

         18. WAIVER. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

         19. PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and the successors, assigns and affiliates of the Company, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of action over or against any party to this Agreement.

         20. ASSIGNMENT. The rights and obligations under this Agreement shall be binding upon, and inure to the benefit of, the heirs, executors, successors and assigns of Executive and the Company. Except as specifically provided in this Section 20, neither the Company nor Executive may assign this Agreement or delegate their respective responsibilities under this Agreement without the consent of the other party hereto. Upon the sale, exchange or other transfer of substantially all of the assets of the Company, the Company shall assign this Agreement to the transferee of such assets. No assignment of this Agreement by the Company shall relieve the Company of, and the Company shall remain obligated to perform, its duties and obligations under this Agreement, including, without limitation, payment of the annual salary set forth in Section 5, above.

         21. ATTORNEYS' FEES. In the event of any suit, action or arbitration to enforce any of the terms or provisions of this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees and costs. The foregoing entitlement shall also include attorneys' fees and costs of the prevailing party on any appeal of a judgment and for any action to enforce a judgment.

         22. MODIFICATION. This Agreement may be modified only by a contract in writing executed by the party(ies) to this Agreement against whom enforcement of such modification is sought.

         23. PRIOR UNDERSTANDINGS. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties' agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

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         24. INTERPRETATION. Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word "person" shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.

         25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         26. APPLICABLE LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed under, and governed by, the laws of the State of California without giving effect to conflict of laws provisions.

         27. DRAFTING AMBIGUITIES. Each party to this Agreement has reviewed and revised this Agreement. Each party to this Agreement has had the opportunity to have such party's legal counsel review and revise this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

         28. CONSTRUCTION. Where used in this Agreement, the terms "include" or "including" mean include or including, as applicable, without limitation.

                                       THE COMPANY:

                                       ISLAND PACIFIC SYSTEMS  CORPORATION,
                                       a California corporation

                                       By: /s/ Barry Schechter
                                          --------------------------------------
                                          BARRY SCHECHTER

                                       EXECUTIVE:

                                       /S/ Mark T. Wulff
                                       -----------------------------------------
                                       MARK T. WULFF